Exhibit 10.3

January 19, 2015

Radiant Logistics, Inc.

405 114th Ave SE, Suite 300

Bellevue, WA 98004

Attn.: Bohn H. Crain, CEO

Re: Commitment for Senior Credit Facility

Ladies and Gentlemen:

In connection with your acquisition (“Acquisition”) of the stock of Wheels Group Inc. and its subsidiaries (collectively, the “Target Company”), Bank of America, N.A. (“Bank”) is pleased to commit to be the administrative agent (“Agent”) for a $65,000,000 Senior Credit Facility (“Senior Credit Facility”) to Radiant Logistics, Inc., and certain of its affiliates (after giving effect to the Acquisition (collectively, “Borrower”)), on the terms of this letter, including the Summary of Terms attached hereto (collectively, the “Commitment Letter”). Bank will act as sole and exclusive Agent, lead arranger and book manager for the Senior Credit Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without Bank’s prior written approval. Subject to the terms hereof, Bank hereby commits to provide (directly and/or through one or more of its direct or indirect subsidiaries or affiliates) $65,000,000 of the Senior Credit Facility.

You agree that, effective upon your acceptance of this Commitment Letter and continuing through April 15, 2015, you shall not solicit any other bank, investment bank, financial institution, person or entity to provide, structure, arrange or syndicate the Senior Credit Facility or any other senior financing similar to the Senior Credit Facility.

The undertakings of Bank herein are subject to satisfaction of the following conditions, in a manner acceptable to Bank: (a) satisfaction of the conditions precedent set forth in the Summary of Terms attached hereto; (b) the accuracy and completeness of all representations that you, the Target Company, and your and their respective affiliates make to Bank and your compliance with the terms of this Commitment Letter; and (c) no change, occurrence or development shall have occurred or become known to Bank since September 30, 2014, that could reasonably be expected to have a material adverse effect on the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Borrower or the Target Company.

You hereby represent, warrant and covenant that (a) all information, other than Projections (as defined below), which has been or is hereafter made available to Bank by you or the Target Company or any of your or their respective affiliates or representatives (or on your or their behalf) in connection with the transactions contemplated hereby (collectively, “Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading; and (b) all financial projections concerning Borrower, the Target Company, and your and their respective affiliates that have been or are hereafter made available to Bank by you or the Target Company or any of your or their respective affiliates or representatives (“Projections”) have been and will be prepared in good faith based upon reasonable assumptions. You agree to furnish Bank with such Information and Projections as it may reasonably request and to supplement the Information and Projections from time to time until the closing date for the Senior Credit Facility, so that the representations, warranties and covenants in the preceding sentence are correct on the closing date. In issuing this commitment, Bank is and will be relying on, without independent verification, the Information and Projections.

By executing this Commitment Letter, you agree to reimburse Bank from time to time on demand for all reasonable out-of-pocket fees and expenses (including without limitation (a) the reasonable fees, disbursements and other charges of counsel, including any special or local counsel, and (b) due diligence expenses) incurred in connection with the Senior Credit Facility, the preparation of the definitive documentation therefor and the other transactions contemplated hereby. You agree that all such costs and expenses shall be deemed “Obligations” under that certain Loan and Security Agreement dated as of August 9, 2014, by and among Bank, you and certain of your affiliates (as amended, supplemented, restated and modified from time to time, the “Existing Loan Agreement”).

You agree to indemnify and hold harmless Bank, each other lender under the Senior Credit Facility (the “Lenders”), and each of their affiliates, officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction, including the Acquisition, or (b) the Senior Credit Facility and any other financings or any use made or proposed to be made with the proceeds thereof (in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party), except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equity holders or creditors, a third party or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort, or otherwise) to you or your affiliates or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. It is further agreed that Bank shall only have liability to you (as opposed to any other person), and that such liability shall only arise to the extent damages have been caused by a breach of Bank’s obligations hereunder to negotiate definitive documentation for the Senior Credit Facility in good faith on the terms set forth herein, as determined in a final, nonappealable judgment by a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems.

This Commitment Letter is confidential and, except for disclosure on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Senior Credit Facility or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without Bank’s prior written consent; provided, however, that you may disclose this Commitment Letter, after your acceptance of same, (a) in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (b) on a confidential basis to the Target Company and its advisors in connection with the Acquisition, and (c) on a confidential basis to Integrated Private Debt and Alcentra Capital Corporation.

You acknowledge that Bank and its affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank agrees that it will not furnish confidential information obtained from you to any of its other customers and that it will treat confidential information relating to you and your affiliates with the same degree of care as it treats its own confidential information. Bank further advises you that it will not make available to you confidential information that Bank or its affiliates have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that Bank is permitted to access, use and share, with any of its affiliates, agents, advisors or representatives, any information concerning you or any of your affiliates that is or may come into the possession of Bank or its affiliates with the same requirement of confidentiality.

In connection with all aspects of each transaction contemplated by this letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that (a) the Senior Credit Facility and any related arranging or other services described in this letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and Bank on the other hand, and you are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter; (b) in connection with the process leading to such transaction, Bank is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for you or any of your affiliates, stockholders, creditors or employees or any other party; (c) Bank has not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether Bank has advised or is currently advising you or your affiliates on other matters) and Bank has no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this letter; (d) Bank and its affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates, and Bank has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) Bank has not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against Bank with respect to any breach or alleged breach of agency or fiduciary duty.

The provisions of the five preceding paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any undertaking hereunder.

This Commitment Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter by facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter shall be governed by the laws of the State of California. Each of you and Bank hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the transactions contemplated thereby, or the actions of Bank in the negotiation, performance or enforcement thereof, and agree that any dispute arising out of or related thereto shall be determined by binding arbitration in accordance with the Federal Arbitration Act. All arbitration proceedings shall be conducted through the American Arbitration Association. Bank may terminate any of its undertakings hereunder if you fail to perform your obligations under this Commitment Letter on a timely basis. Notwithstanding anything contained herein to the contrary, nothing contained in this Commitment Letter shall (A) amend, modify, waive or alter any term or condition of the Existing Loan Agreement or any of the Loan Documents (as defined in the Existing Loan Agreement), or (B) diminish, prejudice or waive any of Bank’s rights and remedies under the Existing Loan Agreement, any of the Loan Documents (as defined in the Existing Loan Agreement), or applicable law, and Bank hereby reserves all of such rights and remedies.

Bank hereby notifies you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (“Act”), Bank is required to obtain, verify and record information that identifies Borrower and Target Company, which information includes Borrower’s and Target Company’s legal name, address, tax ID number and other information that will allow Bank to identify Borrower and Target Company in accordance with the Act. Bank will also require information regarding each personal guarantor, if any, and may require information regarding Borrower’s and Target Company’s management and owners, such as legal name, address, social security number and date of birth.

This Commitment Letter embodies the entire agreement and understanding among Bank, you and your affiliates with respect to the Senior Credit Facility, and supersedes all prior agreements and understandings relating thereto. However, please note that the terms of the undertakings of Bank hereunder are not limited to those set forth in this Commitment Letter. Those matters that are not covered or made clear are subject to mutual agreement of the parties. No party has been authorized by Bank to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by Borrower without Bank’s prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This offer will expire at 5:00 p.m. (California time) on January 23, 2015, unless you execute this letter and return it to Bank prior to that time. If this letter is executed and delivered by such date, this undertaking and commitment will thereafter expire on April 15, 2015, unless definitive documentation for the Senior Credit Facility is executed and delivered by that date.

[Remainder of page intentionally left blank]

BANK OF AMERICA, N.A.

By:	/s/ John W. Mundstock
Name:	John W. Mundstock
Title:	SVP

Accepted and Agreed to as of
January 19, 2015:

RADIANT LOGISTICS, INC., a Delaware corporation

By:	/s/ Bohn H. Crain
Name:	Bohn H. Crain
Title:	CEO

SUMMARY OF TERMS

U.S. BORROWERS:

Radiant Logistics, Inc., a Delaware corporation, Radiant Global Logistics, Inc., a Washington corporation, Radiant Transportation Services, Inc., a Delaware corporation, Radiant Logistics Partners LLC, a Delaware limited liability company, Adcom Express, Inc., a Minnesota corporation, Radiant Customs Services, Inc., a Washington corporation, DBA Distribution Services, Inc., a New Jersey corporation, International Freight Systems (of Oregon), Inc., an Oregon corporation, Radiant Off-Shore Holdings LLC, a Washington limited liability company, Green Acquisition Company, Inc., a Washington corporation, On Time Express, Inc., an Arizona corporation, Clipper Exxpress Company (“Clipper”), and Radiant Trade Services, Inc., a Washington corporation (collectively, “U.S. Borrowers”).

CANADIAN
BORROWERS:

Wheels Group Inc. and any of its Canadian subsidiaries which contribute assets to the Canadian borrowing base (collectively, “Canadian Borrowers”, and together with the U.S. Borrowers, collectively, the “Borrowers”).

GUARANTORS:

The Senior Credit Facility will be guaranteed by each direct and indirect U.S. and Canadian subsidiary of Radiant Logistics, Inc. U.S. subsidiaries (each a “U.S. Guarantor”) will guarantee both the U.S. and Canadian obligations under the Senior Credit Facility. Canadian subsidiaries (each a “Canadian Guarantor”) will guarantee only the Canadian obligations under the Senior Credit Facility. All U.S. Borrowers, Canadian Borrowers, U.S. Guarantors, and Canadian Guarantors are collectively referred to as the “Loan Parties”.

AGENT:	Bank of America, N.A. (“Bank”).

LEAD ARRANGER AND
BOOK MANAGER:	Bank of America, N.A.

LENDERS:	Bank, and potentially other lenders acceptable to Bank.

CREDIT
FACILITY:

A senior credit facility (“Senior Credit Facility”) consisting of a revolving credit facility of up to $65,000,000, including a $3,000,000 sub-limit for U.S. and Canadian letters of credit (letters of credit will be 100% reserved against borrowing availability under the Senior Credit Facility). Commitments under the Senior Credit Facility will be divided between the U.S. Borrowers and the Canadian Borrowers in amounts to be determined and subject to such terms and provisions mutually acceptable to the parties and set out in the definitive loan documentation.

PURPOSE:

The Senior Credit Facility will be used by Borrowers to pay a portion of the purchase price for the Acquisition, to refinance existing indebtedness, to issue standby or commercial letters of credit, and to finance ongoing working capital needs.

LOAN
AVAILABILITY:

Advances under the Senior Credit Facility will be limited to (a) up to 85% (and up to 75% with respect to foreign and unbilled accounts receivable consistent with the Existing Loan Agreement) of eligible accounts receivable; minus (b) such reserves as Bank may establish in good faith.

Standards of eligibility will be specified in the loan documentation but will be consistent with the eligibility criteria and current sublimits existing under the Existing Loan Agreement (with any changes deemed necessary or appropriate by Bank with respect to the Canadian Borrowers).

For purposes of calculating excess availability in connection with certain availability triggers and thresholds, the proportion of availability under the Canadian facility that shall be permitted to be used in such calculation shall be limited to an amount to be agreed.

SECURITY:

All obligations to Bank and Lenders will be secured by: (a) first priority liens on all of U.S. Borrowers’ (other than Clipper) and any U.S. Guarantor’s existing and future assets; (b) first prior liens on all of Canadian Borrowers’, Clipper’s, and any Canadian Guarantor’s accounts, deposit accounts, cash, money, books and records and other items which evidence or support the foregoing, and other related items, and all proceeds and products of the foregoing; and (c) second priority liens on all of Canadian Borrowers’, Clipper’s, and any Canadian Guarantor’s other existing and future assets.

MATURITY:	The Senior Credit Facility will mature on August 9, 2018.

INTEREST RATES:

Commencing at Level II as set forth below, all amounts outstanding under the Senior Credit Facility will bear interest at the U.S. Base Rate, LIBOR, Canadian BA Rate, Canadian Prime Rate or Canadian Base Rate, in each case, as applicable, plus the applicable margin. Effective upon receipt of the financials statements of Borrowers for June 30, 2015, and adjusted thereafter on a quarterly basis, the applicable margin shall be subject to increase or decrease based upon the Borrowers’ fixed charge coverage ratio as outlined in the table below:

Level	Fixed Charge Coverage Ratio	U.S. Base Rate Loans	LIBOR Loans	Canadian BA Rate Loans	Canadian Prime Rate Loans and Canadian Base Rate Loans
I	Less than or equal to 1.25 to 1.00	0.50%	2.25%	2.25%	0.50%
II	Greater than 1.25 to 1.00, but less than or equal to 1.50 to 1.0	0.25%	2.00%	2.00%	0.25%
III	Greater than 1.50 to 1.00, but less than or equal to 1.75 to 1.0	0.00%	1.75%	1.75%	0.00%
IV	Greater than 1.75 to 1.00	0.00%	1.50%	1.50%	0.00%

U.S. Base Rate, LIBOR, Canadian BA Rate, Canadian Prime Rate and Canadian Base Rate will be defined in the definitive loan documentation in accordance with Bank of America’s standard practices. LIBOR and Canadian BA Rate loans will be subject to customary provisions, including applicable reserve requirements, limits on the number of outstanding loans, and minimum dollar amounts of each loan.

All interest and per annum fees will be calculated on the basis of actual number of days elapsed in a year of 360 days. If an event of default exists, all loans and other obligations will bear interest at a rate 200 basis points in excess of the otherwise applicable rate.

UNUSED LINE
FEE:	An unused line fee equal to 37.5 basis points per annum, calculated on the unused portion of the Senior Credit Facility, will be payable monthly in arrears.

LETTER OF CREDIT
FEES:

Borrowers will pay (a) a letter of credit fee monthly in arrears on all letters of credit equal to the applicable LIBOR margin; (b) a 0.125% fronting fee to Bank, on the face amount of all outstanding letters of credit, payable monthly in arrears; and (c) Bank’s customary fees and charges in connection with all amendments, extensions, draws and other actions with respect to letters of credit.

CLOSING FEE:	Borrowers will pay a closing fee in an amount equal to $87,500 which shall be fully earned, non-refundable, and due and payable on the closing date for the Senior Credit Facility.

EXPENSES:

Borrowers will pay (a) all reasonable out-of-pocket costs and expenses (including fees and expenses of counsel) of Bank associated with the Senior Credit Facility, including costs and expenses of (i) Bank’s due diligence, including field examinations, and (ii) administering the Senior Credit Facility, and preparing and enforcing all documents relating thereto; plus (b) Bank’s standard charges for field examinations, including a per diem field examiner charge and out-of-pocket expenses. Borrowers will remain obligated for all such amounts whether or not the Senior Credit Facility is consummated.

TERMS AND
CONDITIONS:	The loan documentation will contain representations and warranties, covenants, events of default, and other provisions acceptable to Bank, including the following:

1.  A minimum fixed charge coverage ratio, measured on a trailing twelve month basis, of at least 1.1 to 1.0 as of (a) the end of the last month immediately preceding the occurrence of any Trigger Period for which financial statements have most recently been delivered to Bank, and (b) the end of each month for which financial statements are delivered to Bank thereafter during any Trigger Period. “Trigger Period” means the period (a) commencing on the day that an event of default occurs, or availability under the Senior Credit Facility is less than $10,000,000 (with no less than $6,000,000 in availability available to the U.S. Borrowers) at any time; and (b) continuing until, during the preceding 60 consecutive days, no event of default has existed and availability has been greater than such levels at all times.

2.  Borrowers’ agreement to provide Bank and Lenders periodic financial and collateral reporting, including annual audited financial statements, monthly and quarterly internally prepared financial statements, annual financial projections, and periodic borrowing base certificates, receivables agings and inventory reports.

3. Borrowers’ agreement to maintain insurance with insurance carriers, against risks, in amounts and with endorsements acceptable to Bank.

4.  Restrictions on, among other things, distributions and dividends, investments, indebtedness, liens, affiliate transactions, capital expenditures and acquisitions (with acquisition exceptions consistent with the Existing Loan Agreement but subject to an availability test of at least the greater of (a) 20% of the aggregate of the lesser of: (i) the Senior Credit Facility, or (ii) the sum of the US borrowing base and the Canadian borrowing base, and (b) $12,500,000 (with no less than $7,500,000 in availability available to the U.S. Borrowers)).

5. Borrowers’ agreement to cause all proceeds of accounts receivable to be forwarded to a lockbox or, with Bank’s consent, deposited in a blocked account.

CONDITIONS
PRECEDENT:	The extension of the Senior Credit Facility is subject to fulfillment of a number of conditions to Bank’s satisfaction, including without limitation the following:

1.  The execution and delivery, in form and substance acceptable to Bank and its counsel, of agreements, documents, instruments, financing statements, consents, payoff letters from existing lenders to the Target Company, landlord waivers and non-disturbance agreements, documents indicating compliance with all applicable federal, state and provincial environmental laws and regulations, evidences of corporate authority, opinions of counsel, and such other documents to confirm and effectuate the Senior Credit Facility and Lenders’ first priority liens, as may be required by Bank and its counsel.

2.  Consummation of the Acquisition on terms acceptable to Bank, including (a) satisfactory legal documentation, (b) no changes to the Borrowers’ corporate, capital and ownership structures after giving effect to the Acquisition from those as disclosed to Bank prior to the date hereof unless approved by Bank, (c) receipt by Borrowers of all government (including applicable exchange and securities commission), shareholder and third party consents (including Hart-Scott-Rodino clearance, all required approvals, consents and/or deemed approvals of Canadian governmental authorities, including the Commissioner of Competition pursuant to the Competition Act (Canada) and the Minister of Industry pursuant to the Investment Canada Act) deemed necessary or appropriate by Bank, and (d) delivery of such legal opinions in connection with the Acquisition as Bank deems appropriate, which shall be addressed to Bank and Lenders (or expressly state that Bank and Lenders may rely thereon).

3. No material adverse change, in the opinion of Bank, in the business, assets, properties, liabilities, operations, condition or prospects of Borrowers.

4.  No action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that in Bank’s judgment (a) could reasonably be expected to have a material adverse effect on Borrowers’ business, assets, properties, liabilities, operations, condition or prospects, or could impair Borrowers’ ability to perform satisfactorily under the Senior Credit Facility; or (b) could reasonably be expected to materially and adversely affect the Senior Credit Facility, the Acquisition or the transactions contemplated thereby.

5.  Receipt by Bank, in form and substance satisfactory to it, of (a) a pro forma balance sheet of Borrowers dated as of the date of closing and giving effect to the Acquisition, which balance sheet shall reflect no material changes from the most recent pro forma balance sheet of Borrowers and the Target Company previously delivered to Bank, (b) financial projections of Borrowers, giving effect to the Acquisition, evidencing Borrowers’ ability to comply with the financial covenants set forth in the loan documentation, and (c) interim financial statements for Borrowers and the Target Company as of a date not more than 30 days prior to the closing date.

6.  Bank’s satisfaction with Borrowers’ capital structure and indebtedness (including satisfactory terms and intercreditor agreements with respect to the debt to be provided by Integrated Private Debt and Alcentra Capital Corporation, generally consistent with the intercreditor agreement outline agreed to prior to the date hereof).

7.  Receipt by Bank of certificates of insurance with respect to each Borrower’s property and liability insurance, together with a loss payable endorsement naming Bank as loss payee, all in form and substance satisfactory to Bank.

8.  Satisfactory evidence that Borrowers have received all governmental and third party consents and approvals as may be appropriate in connection with the Senior Credit Facility and the transactions contemplated thereby.

9. Bank’s receipt of and satisfaction with flood plain searches, acknowledged Notice to Borrowers and flood insurance (if appropriate) for all real estate subject to a lien in favor of Bank.

10.  At closing, Bank will require minimum excess availability under (a) the U.S. Borrowers’ portion of the Senior Credit Facility in an amount of at least $10,000,000, and (b) the Canadian Borrowers’ portion of the Senior Credit Facility in an amount of at least $5,000,000.

11. Completion of KYC requirements, Patriot Act searches, OFAC/PEP searches and customary background checks for the Target Company, the results of which are reasonably satisfactory to Bank.

12.  After giving effect to the Acquisition and other transactions contemplated on the closing date, Borrowers shall not be insolvent or become insolvent as a result thereof and Bank shall have received a certificate from Borrowers that each Borrower satisfies the foregoing (the term “insolvent” shall have the meaning set forth in the applicable Canadian Federal, U.S. Federal and State laws).

13.  Bank and its counsel shall have completed a review of the Target Company’s material agreements, the results of which are reasonably satisfactory to Bank; provided, however, that this condition shall not apply to any material contracts made available to Bank prior to the date hereof.

14. Bank shall have completed a “take-on” field exam with respect to the Target Company calculating the borrowing base for closing, the results of which verify satisfaction of condition number 10.

OTHER:

This term sheet is intended as an outline only of certain of the material terms of the Senior Credit Facility and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions that will be contained in definitive legal documentation for the Senior Credit Facility.